Exhibit 4.10

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT ARE BEING ACQUIRED SOLELY FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE OR COMPARABLE SECURITIES LAW OF A NON-U.S. JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT COVERING THIS WARRANT AND/OR SUCH SECURITIES, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL STATING THAT SUCH SALE, OFFER, PLEDGE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE ACT AND OF ANY OTHER APPLICABLE STATE OR COMPARABLE SECURITIES LAW OF A NON-U.S. JURISDICTION. HOLDERS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

WARRANT TO PURCHASE SERIES C-1 PREFERRED SHARES of Me-mic Innovative Surgery Ltd.

warrant number ____

This Warrant (this “Warrant”) is issued on [February __], 2018 (the “Warrant Issue Date”) to ____________ (the “Holder”) by Me-mic Innovative Surgery Ltd., a company incorporated under the laws of the State of Israel (the “Company”), pursuant to the terms of the Series C Preferred Share Purchase Agreement, dated as of [February __], 2018, by and among the Company, the Holder and the other parties thereto (the “SPA”). This Warrant is one of a series of Warrants being issued in connection with the SPA. Unless otherwise defined herein, all capitalized terms used in this Warrant shall have the meanings ascribed to them in the SPA.

1.	Purchase Shares. Subject to the terms and conditions hereinafter set forth, the Holder is entitled to purchase from the Company up to [____] fully paid and non-assessable Preferred C-1 Shares of the Company, each with a nominal value of NIS 0.01 (the “Shares”). The number of the Shares issuable pursuant to this Section 1 may be adjusted from time to time pursuant to the terms hereof. In addition, in the event that the Holder becomes a Defaulting Investor (as defined in the SPA) then, upon written notice from the Company to the Holder, the number of Shares subject to this Warrant shall be reduced by fifty percent (50%).

2.	Exercise Price. The purchase price for each Share purchasable under this Warrant, as may be adjusted from time to time pursuant to the terms hereof shall be US$0.8918 (the “Exercise Price Per Share”). The aggregate purchase price for all of the Shares purchasable hereunder is US$[________] (the “Exercise Price”).

3.	Exercise Period. This Warrant shall be exercisable, at any time, as of the Warrant Issue Date until the earlier to occur of: (i) the expiration of 10 years from the date of the Initial Closing; (ii) the consummation of an sale of the Company’s Ordinary Shares to the public in a bona fide, underwritten, public offering pursuant to a registration statement under the Act of 1933, the Israeli Securities Law or similar securities laws of another jurisdiction (an “IPO”); or (iii) a Deemed Liquidation Event (as defined in the Amended Articles) (the “Exercise Period”). This Warrant shall, at the end of the Exercise Period, no longer be exercisable and become null and void. In any of the events described in (ii) and (iii) above, the Company shall provide the Holder with prior written notice thereof at least 5 days prior to the occurrence of such event.

4.	Method of Exercise. At any time during the Exercise Period the Holder may exercise this Warrant, in whole or in part, on one or more occasions. Such exercise shall be effected by the surrender of this Warrant, together with a duly executed copy of the form of Notice of Exercise attached hereto, to the chief executive officer of the Company at its principal offices and the payment to the Company of an amount equal to the aggregate of the Exercise Price for all of the Shares being purchased, in immediately available cash funds in US dollars. Notice of exercise of this Warrant (i) in connection with an IPO may be made conditional upon closing of such public offering, and (ii) in connection with a Deemed Liquidation Event may be made conditional upon closing of such event.

5.	Exercise on Net Issuance Basis. Unless the Holder elects to exercise this Warrant pursuant to Section 4 above, this Warrant will be deemed exercised, without the payment by the Holder of any additional consideration, upon the earlier of the consummation of (i) the consummation of an IPO; (ii) a Deemed Liquidation Event, (iii) the expiration of 10 years from the date of the Initial Closing, or (iv) the written request of Holder to exercise this Warrant in whole or in part on a net issuance basis, into the number of Shares that to be calculated pursuant to the following formula:

X = Y (A-B)

A

Where:

X = the number of Shares to be issued to the Holder pursuant to this Section 5.

Y = the number of Shares purchasable under this Warrant (as adjusted to the date of such calculation, but excluding those Shares already issued under this Warrant).

A = the Fair Market Value (as defined below) of one Share as at the time the exercise is deemed made pursuant to this Section 5.

B = the Exercise Price.

For purposes of the above calculation, “Fair Market Value” of one Share shall be (a) ) in the event of an exercise occurring in connection with the consummation of the IPO, the per share offering price to the public of one share into which a Preferred C-1 Share has been or will be converted; (b) in the event of an exercise occurring in connection with the consummation of a Deemed Liquidation Event, the per share consideration payable to holders of Preferred C-1 Shares for each such share in connection with such transaction or (c) as determined by the Board of Directors of the Company if exercised in another circumstance (not in connection with a IPO or a Deemed Liquidation Event).

6.	Issuance of Shares on Exercise. The Company agrees that following an exercise as provided in Sections 4 and 5 above, the Shares so purchased shall be issued and the Holder shall be deemed the record owner of such Shares as of the close of business on the date on which the last of the actions required to exercise the Warrant as provided in Sections 4 and 5 above has been completed (the “Warrant Exercise Date”).

7.	Certificates for Shares: New Warrant. Upon the exercise of the purchase rights evidenced by this Warrant, the Company shall issue a share certificate, for the number of Shares so purchased as soon as practicable thereafter. Prior to the expiration of the Exercise Period, following any partial exercise of the Warrant hereunder, the Company shall issue to the Holder a new Warrant representing the right of the Holder to purchase the remaining Shares under this Warrant not yet purchased.

8.	Authorization and Reservation of Shares. During the Exercise Period, the Company will at all times have authorized, and hold in reserve for issuance upon exercise of this Warrant, a sufficient number of Preferred C-1 Shares to provide for the exercise of the rights represented by this Warrant. The Company represents and warrants that the Shares, when issued, sold and delivered pursuant to the exercise of this Warrant for the consideration expressed herein, will be duly and validly issued, fully paid and non assessable and free and clear of any preemptive rights. The Company shall pay all charges that may be payable in connection with the preparation and delivery of share certificates pursuant to Section 6 in the name of the Holder. The Company further agrees that it will not, by amendment of its Amended Articles or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by the Company.

9.	Adjustment of Exercise Price and Number of Shares The number of and kind of securities purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:

(i) Subdivisions and Combinations. If the Company shall at any time prior to the expiration of the Exercise Period subdivide its Preferred C-1 Shares, by share split or otherwise, or combine its Preferred C-1 Shares, then the number of Shares issuable on the exercise of this Warrant shall forthwith, be proportionately increased in the case of a share split, subdivision or share dividend, or proportionately decreased in the case of a combination or similar action. Appropriate adjustments shall also be made to the Exercise Price payable, but the Exercise Price payable for the total number of Shares purchasable under this Warrant, as adjusted, shall remain the same as it was prior to the aforesaid adjustments and further provided that the Exercise Price cannot be reduced lower than NIS 0.01. Any adjustment under this Section 9(i) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(ii) Adjustment for Dividends or Distributions of Securities or Property. In the event the Company shall, prior to the end of the Exercise Period, make or issue, or shall fix a record date for the determination of eligible holders entitled to receive, a dividend or other distribution payable in securities of the Company,, then this Warrant shall represent the right to acquire, in addition to the number of Shares indicated above, and without payment of any additional consideration therefor, the securities of the Company to which such Holder would have been entitled upon such date if such Holder had exercised this Warrant in full on the date hereof and had thereafter, during the period from the date hereof to and including the date of such exercise, retained such Shares and all other additional securities of the Company during such period giving effect to all adjustments called for by this Section 9.

(iii) Reclassification, Reorganization, Merger and Consolidation. In case of any reclassification, capital reorganization, or change in the share capital of the Company (other than as a result of the events provided for in Section 9(i) and (ii) above) or any merger or consolidation of the Company with or into another corporation that is not a Deemed Liquidation Event, then as a condition of such reclassification, reorganization, change, merger or consolidation, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of shares or other securities receivable in connection with such reclassification, reorganization, change, merger or consolidation by a holder of the same number of Shares as were purchasable by the Holder if this Warrant had been exercised immediately prior to such reclassification, reorganization, change, merger or consolidation. In any such case appropriate provisions shall be made with respect to the rights and interest of the Holder so that the provisions hereof shall thereafter be applicable with respect to any shares or other securities deliverable upon exercise hereof, and appropriate adjustments shall be made to the Exercise Price payable hereunder, provided that the aggregate purchase price shall remain the same.

(iv) Notice of Adjustment. When any adjustment is required to be made in the number or kind of securities purchasable upon exercise of the Warrant, or in the Exercise Price, the Company shall notify the Holder, in writing, of such event and of the number of Preferred C-1 Shares or other securities thereafter purchasable upon exercise of this Warrant.

(v) Notice of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (including a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of any class or any other securities or property, or to receive any other right, the Company shall send to the Holder a notice, which shall be sent simultaneously with the notice sent to other shareholders of the Company, specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

10.	Fractional Shares. No fractional shares shall be issued upon the exercise of this Warrant, and the number of Warrant Shares issued shall be rounded to the nearest whole number.

11.	Shareholder Rights. Prior to an exercise under this Warrant, except as set forth in this Warrant, the Holder shall not, by virtue hereof, be entitled to any rights of a shareholder in the Company including (without limitation) the right to vote such Shares, receive dividends or other distributions thereon, exercise preemptive rights or be notified of shareholder meetings. Without limiting the foregoing or any remedies available to the Holder, the Holder will be entitled to specific performance of the obligations hereunder

12.	Registration Rights. All Shares issuable upon exercise of this Warrant shall be “Registrable Securities,” and the Holder will be deemed for all purposes a “Holder” and an “Investor” under the terms of the Investors’ Rights Agreement, or any amending or replacing agreement for all purposes.

13.	Successors and Assigns. This Warrant may not be assigned or transferred in any way by Company without the prior written consent of the Holder. The terms and provisions of this Warrant shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the Company and the Holder hereof. This Warrant may not be Transferred (as such term is defined in the Company’s Amended Articles) by the Holder other than to a Permitted Transferee (as such term is defined in the Company’s Amended Articles) or as otherwise approved by the Company in writing.

14.	Amendments and Waivers. This Warrant and all other Warrants issued under the SPA and outstanding as of the date of any amendment or waiver, may be amended and provisions may be waived only by written consent of the Company and holders of majority in interests of such Warrants.

15.	Notices, etc. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by first class mail, postage prepaid, sent by facsimile or electronic mail or otherwise delivered by hand, overnight courier or by messenger addressed:

(a) if to a Holder, at the Holder’s address, facsimile number or electronic mail address as shown in the Company’s records, as may be updated in accordance with the provisions hereof.

(b) if to the Company, one copy should be sent to Me-mic Innovative Surgery Ltd., at 6 Yoni Netanyahu Street, Or Yehuda 6037604, Israel, Attn: CEO, or at such other address as the Company shall have furnished to the Holder, with a copy to Tadmor & Co. Yuval Levy & Co., 132 Begin Road, Azrieli Center Square Tower, 34th Floor, Tel Aviv 6701101, Israel, Attn: Elie Sprung, Adv. Fax: +972-3-6846001, E-mail: elie@tadmor-levy.com.

A Notice delivered personally shall be deemed received upon its delivery. A Notice sent by facsimile transmission or by electronic mail shall be deemed received on the business day following the day on which it was sent. A Notice sent by mail shall be deemed received by a party whose address is in Israel, three (3) days after its delivery to the post office or; if the address of a party is outside of Israel, within seven (7) days after the notice is delivered to a post office in Israel and sent by air mail.

16.	Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Warrant upon any breach or default of any other party under this Warrant shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Warrant, or any waiver on the part of any party of any provisions or conditions of this Warrant, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Warrant or by law or otherwise afforded to any party to this Warrant, shall be cumulative and not alternative.

17.	Severability. If any provision of this Warrant becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Warrant, and such court will replace such illegal, void or unenforceable provision of this Warrant with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Warrant shall be enforceable in accordance with its terms.

18.	Counterparts. This Warrant may be executed in any number of counterparts, each of which shall be enforceable against the parties that execute such counterparts, and all of which together shall constitute one instrument.

19.	Titles and Subtitles. The titles and subtitles used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant. All references in this Warrant to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.

20.	Electronic Execution and Delivery. A facsimile, digital or other reproduction of this Warrant may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Warrant as well as any facsimile, telecopy or other reproduction hereof.

21.	Lost Stolen Warrants. Etc. In case this Warrant or any replacement thereof shall be mutilated, lost, stolen or destroyed, the Company shall issue a new Warrant of like date, tenor, and denomination and deliver the same in exchange and substitution for and upon surrender and cancellation of any mutilated Warrant, or in lieu of any Warrant lost, stolen or destroyed, upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft or destruction.

22.	Attorneys’ Fees. If any action of law or equity is necessary to enforce or interpret the terms of this Warrant, the prevailing party shall be entitled to its reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which it may be entitled.

23.	Governing Law and Jurisdiction. This Warrant and any controversy arising out of or relating to this Warrant shall be governed by, and construed in accordance with, the Israeli Law, and such matters shall be resolved exclusively by the competent courts of Tel Aviv - Jaffa, Israel.

[Signature Page Follows]

SIGNATURE PAGE OF WARRANT NO. ____

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by a duly authorized officer.

ME-MIC INNOVATIVE SURGERY LTD.

By:

Name:

Title:

INVESTOR SIGNATURE PAGE OF WARRANT NO. ____

Agreed and Accepted:

[_________________]

By:

Name:

Title:

Date:

NOTICE OF EXERCISE

To:	Me-mic Innovative Surgery Ltd.

The undersigned hereby (check the applicable box):

☐	elects to purchase ______ Preferred C-1 Shares of the Company (the “Shares”), pursuant to the terms of the attached Warrant. The aggregate Exercise Price with respect to such purchase in the amount of US$_____________ shall be paid forthwith in immediately available cash funds

☐	elects the Net Issue Basis option pursuant to Section 5 of the Warrant, and accordingly requests delivery of a net of ______________ of such securities, according to the terms of Section 5 of the Warrant.

By:

Name:

Title:

Address:

Date:

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